Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made by and between Jeffrey P. Brennan (“Brennan”) and Targacept, Inc. (“Targacept” or the “Company”), including all Targacept predecessor entities and all affiliated entities, and provides as follows.

RECITALS

A. Brennan is currently employed by Targacept pursuant to an Employment Agreement dated September 1, 2003, as amended by Amendment No. 1 to Employment Agreement dated December 3, 2007 and Amendment No. 2 to Employment Agreement dated March 13, 2008 (the “Employment Agreement”), and such employment will terminate as provided herein.

B. The parties wish to separate on amicable terms, Brennan wishes to cooperate with Targacept in the transition following Brennan’s separation, and Targacept wishes to provide Brennan with certain benefits in connection with his separation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Targacept and Brennan hereby covenant and agree as follows:

AGREEMENT

1. TERMINATION OF EMPLOYMENT. Brennan’s employment with the Company will terminate on March 31, 2013 (the “Termination Date”). Brennan understands and agrees that the relationship created by this Agreement is purely contractual and that no employment relationship is intended, or should be inferred, from the performance of the Company’s obligations under this Agreement.

2. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective on the eighth (8th) day after the date of signature of the later of Brennan or Targacept to sign below (the “Effective Date”), but only if: (a) Brennan returns a signed original of this Agreement as provided in Section 11 and (b) Brennan has not exercised the ADEA Revocation Right as defined in and as provided in Section 12. For clarity, if Brennan exercises the ADEA Revocation Right, (i) this Agreement shall be null and void and of no force or effect and (ii) Brennan’s employment will in any case terminate on the Termination Date.

3. SEVERANCE PAY AND BENEFITS. In consideration and exchange for Brennan’s promises in this Agreement (including, without limitation, the release and waiver set forth in Section 5 and the promises set forth in Sections 6 and 7), subject to Section 14, the Company will provide Brennan with (a) the pay and benefits set forth in Section 7(d) of the Employment Agreement (the period during which Brennan receives severance pay as set forth in Section 7(d)(A) of the Employment Agreement, the “Severance Period”), (b) the amount set forth in Section 1 of the Retention Award Agreement between Brennan and Targacept dated January 17, 2013 (the “RAA”), subject if applicable to Section 7 of the RAA, and (c) solely to the extent expressly set forth on Exhibit A attached hereto, an extension to the period Mr. Brennan may exercise the portion of certain outstanding stock options vested and unexercised as of the Termination Date. All payments under this Section 3 shall be subject to all statutory and other required deductions and withholdings, if any. Brennan agrees that he shall be responsible for his own tax liabilities arising out of the payments and benefits provided to him under this Section 3 (and, for clarity, Section 7(d) of the Employment

Agreement), and he agrees to indemnify and hold the Company harmless from any liabilities arising from the payments and benefits made pursuant to this Section 3. In addition, Brennan acknowledges and agrees that: (i) the benefits set forth in Section 7(d)(C) of the Employment Agreement shall (A) require him to elect within sixty (60) days after his receipt of an election notice from the Company’s health care plan administrator continuation of the healthcare coverage provided to him as of the Termination Date under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly referred to as “COBRA”) and (B) be limited to the Company paying the costs for such continuation of coverage, less the costs being paid by Brennan for such coverage as of the Termination Date (which shall continue to be his sole responsibility), during the Severance Period; and (ii) any and all costs to continue such healthcare coverage after the end of the Severance Period, whether for any further period provided by COBRA or otherwise, shall be the sole responsibility of Brennan.

4. NO PRIOR OBLIGATION. Brennan acknowledges and agrees that: (a) the payments and benefits that Brennan receives or for which Brennan is eligible under this Agreement are of value to Brennan; (b) in the absence of the general release and promises made by Brennan hereunder, the Company had no prior legal obligation to provide the payments and benefits called for by Section 3; and (c) Brennan would not be entitled to such payments and benefits if not for this Agreement.

5. GENERAL RELEASE AND WAIVER OF CLAIMS BY BRENNAN. Brennan, for himself and for his heirs, successors, assigns, or anyone else claiming under or through Brennan, hereby forever discharges and releases Targacept, its predecessor, affiliated or subsidiary entities, and its and their respective directors, officers, stockholders, affiliates, employees, attorneys, agents, representatives, and assigns (all of the foregoing, collectively, the “Releasees”), and each of them, from any and all claims, liabilities, actions or causes of action of any kind or character whatsoever, whether at law or in equity, whether known or unknown, whether contingent or absolute. This general release and waiver of claims includes, without limitation, claims for personal injuries, back pay, losses or damage to real or personal property, economic loss or damage of any kind, breach of contract (express or implied), defamation, breach of any covenant of good faith (express or implied), tortious interference with contract, wrongful termination, business or personal tort, misrepresentation, or any other losses or expenses of any kind (whether arising in tort, contract or by statute) arising out of Brennan’s employment relationship with Targacept and any other alleged acts or omissions by the Releasees not expressly excluded herein. Brennan acknowledges that this general release and waiver of claims applies both to known and unknown claims that may exist between Brennan and any of the Releasees as of the date Brennan signs this Agreement.

Brennan expressly acknowledges and agrees that this release and waiver of claims includes but is not limited to a release of any and all rights, claims, or causes of action arising under any employment, stock option or other agreement (whether written, oral or implied) or under any state or federal constitution, statute, law, rule, regulation, or common-law principle of tort, contract or equity, except for the obligations of Targacept under this Agreement. This waiver of claims specifically includes but is not limited to any action under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 42 U.S.C. § 2601, et seq., any common law or statutory claim of wrongful discharge, the Employment Retirement Income Security Act of 1976, as amended, and any claims for any entitlement to severance, vacation pay, accrued paid leave, commissions, reimbursements or attorney’s fees pursuant to any contract or state or federal law.

By entering into this Agreement, Brennan understands and agrees that Brennan does not waive any rights or claims that he might have that arise as a result of any conduct that occurs after the date Brennan signs this Agreement or any claims for continuation rights under COBRA.

Brennan acknowledges and agrees that: (a) any and all monies due and owing to Brennan from Targacept (including, without limitation, any and all compensation, wages, commissions, benefits, expense reimbursements, vacation/leave time, and other payments or amounts), have heretofore been unconditionally and timely paid to Brennan and that Targacept has satisfied each and every obligation owing to Brennan, except for: (i) Brennan’s regular base salary through the Termination Date, which shall be paid by Targacept in arrears in accordance with its customary payroll practices; (ii) Brennan’s 27 floating holiday and vacation days for 2013, to the extent unused as of the Termination Date, which shall be paid by Targacept in accordance with its customary practices; and (iii) the amounts to be paid to Brennan by Targacept pursuant to this Agreement; and (b) there are no stock options, stock grants, equity compensation, bonus commitments, retention incentives or incentive compensation of any kind or nature whatsoever which are due and owing to Brennan (including, without limitation, with respect to Targacept’s annual cash incentive award program, commonly referred to within Targacept as its bonus program, with respect to 2013 or any other year), and no such payment or entitlement will accrue or become due and owing after the Termination Date.

6. AGREEMENT TO COOPERATE. In addition to, and not in lieu of, his other obligations hereunder, Brennan agrees to cooperate with Targacept in all reasonable respects during the Severance Period in transitioning his responsibilities and duties at Targacept to such other officers or employees of Targacept as Targacept may direct. Brennan further agrees to cooperate in all reasonable respects (including, without limitation, by meeting with Targacept’s counsel and by providing sworn testimony in affidavits, depositions or trials) in assisting in the prosecution or defense of any claims, demands, complaints, or lawsuits filed by or against, or threatened against, any of the Releasees that involve facts or decisions in which or about which he had, or is alleged to have had, input or knowledge for so long as Targacept may require; provided that Targacept will reimburse Brennan for any out-of-pocket expenses that are both approved by Targacept prior to incurrence by Brennan and actually and reasonably incurred by Brennan in the performance of this sentence.

7. NON-DISPARAGEMENT. Brennan agrees that he will refrain from any interference with Targacept’s business opportunities and from any and all remarks or conduct that are inconsistent with the non-adversarial spirit of this Agreement, including, without limitation, refraining from comments, oral or written, that disparage, defame, libel, slander, or otherwise damage Targacept, its business, its scientific areas of interest (e.g., neuronal nicotinic receptors) or any of its product candidates, or any of the Releasees.

8. FULL CAPACITY. Brennan attests that he possesses sufficient education and experience to understand fully the extent and impact of the provisions of this Agreement. Brennan affirms that he is fully competent to execute this Agreement and that he does so voluntarily and without any coercion, undue influence, threat or intimidation of any kind or type. Brennan represents that he has not assigned or transferred any of the claims hereby released.

9. DISPUTED CLAIMS. It is agreed by both parties that this Agreement shall not in any way be construed, directly or indirectly, as an admission by Targacept that it has acted wrongfully with respect to Brennan or any other person, or that Brennan has any rights whatsoever against

Targacept other than as and to the extent expressly herein stated. Targacept expressly disclaims and denies any liability to or wrongful acts against Brennan or any other person, on the part of Targacept or any agents, directors, officers, attorneys, employees, or representatives of Targacept.

10. ADVICE TO SEEK COUNSEL. Brennan acknowledges and agrees that he has been encouraged by Targacept to consult with counsel of his choosing prior to executing this Agreement.

11. CONSIDERATION AND REVIEW PERIOD. Brennan agrees that Brennan has been provided twenty-one (21) days in which to consider and review this Agreement and to obtain any legal advice Brennan deems appropriate from the attorney of Brennan’s choice. Brennan can accept this Agreement only by signing and returning a signed original of the Agreement to Karen A. Hicks, Vice President, Human Resources (“Hicks”), at Targacept, Inc., 100 North Main Street, Suite 1510, Winston-Salem, NC 27101. Brennan understands and agrees that this Agreement shall not become effective or enforceable until it has been signed by both parties and a fully executed original has been received by the Company.

12. REVOCATION PERIOD. After returning a signed original of this Agreement to the Company, Brennan may revoke his agreement in Section 5 to waive claims arising under the Age Discrimination in Employment Act of 1967 (the “ADEA”) by providing written notice to Targacept within seven (7) days after the date of signature of the later of Brennan or Targacept to sign below (the “ADEA Revocation Right”). The ADEA Revocation Right will be validly exercised by Brennan only if such written notice is timely received by Hicks at Targacept, Inc., 100 North Main Street, Suite 1510, Winston-Salem, NC 27101. Brennan acknowledges and agrees that, unless he shall have validly exercised the ADEA Revocation Right, upon expiration of the above-described revocation period, he shall have forever waived and released the Releasees from any and all claims as of the Effective Date, including claims under the ADEA.

13. RETURN OF PROPERTY. Brennan represents that he has: (a) returned to Targacept all property (including, for clarity but without limitation, Proprietary Information, as that term is defined in Section 5(b) of the Employment Agreement) belonging to Targacept, including, without limitation, all keys, badges, virtual private network (vpn) fobs, phones or other handheld devices, tablets, computers, equipment, software, documents, handbooks, manuals, files and other materials and information obtained or furnished to, or prepared in whole or in part by, Brennan in connection with his employment with the Company; and (b) provided to Hicks all user names, passwords, access codes and the like in his possession or control, or of which he is aware, related to Targacept or any Targacept database or other property or system.

14. PERFORMANCE. Targacept will make the payments and provide the benefits set forth in clause (a) of Section 3 provided Brennan complies with and meets his obligations under this Agreement and Section 5 (excluding Section 5(e)) of the Employment Agreement. In the event that Brennan breaches any of his covenants or promises, or causes any covenants or promises to be breached, in addition to any other rights or remedies available to Targacept, at law or otherwise, Targacept’s obligation to perform under this Agreement shall automatically terminate and Targacept shall have no further liability or obligation to Brennan. Alternatively, Targacept may seek injunctive relief to enforce the provisions of this Agreement.

15. ENTIRE AGREEMENT; COMPLETE DEFENSE. The parties acknowledge and represent that, with the express exception of (a) Section 5 (but excluding Section 5(e)) of the Employment Agreement, (b) the RAA (but excluding Section 1 thereof) and (c) the Proprietary Information,

Inventions and Noncompetition Agreement dated August 19, 2003 between Brennan and Targacept (“Proprietary Information Agreement”), all of which survive the Termination Date and remain in full force and effect, this Agreement contains the entire agreement between them regarding the matters set forth and that it supersedes all previous negotiations, discussions, communications and understandings regarding such matters. The parties further acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by either party or by anyone acting on behalf of either party that are not embodied in this Agreement. The terms of this Agreement are contractual and not a mere recital and the parties agree that the contents of this Agreement may be used in evidence to demonstrate Brennan’s knowing and valid release of claims as stated herein.

The parties agree that this Agreement (including, without limitation, the general release contained in Section 5) may be treated as a complete defense to any legal, equitable or administrative action that may be brought, instituted or taken by Brennan, or on his behalf, against any of the Releasees and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge or other legal proceeding of any kind against any of the Releasees relating to any or all of Targacept, Targacept’s business, Brennan’s employment with Targacept and the termination of Brennan’s employment with Targacept.

16. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Brennan, on the one hand, and to Targacept and its successors and permitted assigns, on the other hand. This Agreement and any rights or obligations hereunder may be assigned by the Company to the successor of all or substantially all of its business or to an affiliate of the Company. Neither this Agreement nor any of the rights and obligations of Brennan hereunder may be assigned or delegated by Brennan without the Company’s prior written consent.

17. AMENDMENT AND WAIVER. This Agreement may not be modified or amended except in a writing signed by Brennan and an authorized representative of the Company. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition hereof will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

18. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of Brennan, on the one hand, and the Company and its permitted successors and assigns, on the other hand, and shall not be construed as conferring any rights on any other party.

19. APPLICABLE LAW AND FORUM. North Carolina law shall govern the interpretation and enforcement of this Agreement, without regard to its conflicts of laws provisions. Brennan agrees that the exclusive and convenient forum for any civil lawsuit relating to this Agreement shall be any proper state court within Forsyth County in the State of North Carolina or, if jurisdiction exists, the United States District Court for the Middle District of North Carolina.

20. PARTIAL INVALIDITY. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

IN WITNESS WHEREOF, the parties have set their hands and seals on this Agreement:

/s/ Jeffrey P. Brennan		Date: March 29, 2013
Jeffrey P. Brennan

TARGACEPT, INC.

By:	/s/ Stephen A. Hill	Date: March 29, 2013
Stephen A. Hill
President and Chief Executive Officer

Exhibit A

March 29, 2013

Dear Jeff:

We refer you to the Amended and Restated 2000 Equity Incentive Plan of Targacept, Inc. (the “2000 Plan”) and the Targacept, Inc. 2006 Stock Incentive Plan, as amended and restated through March 9, 2011 and further amended effective December 7, 2012 and March 13, 2013 (the “2006 Plan” and, together with the 2000 Plan, the “Plans”). Capitalized terms used in this letter and not otherwise defined have the respective meanings given to them in the applicable Plan.

As of the date of this letter, you hold certain outstanding, unexercised options to purchase shares of Targacept common stock that were granted to you under either or both of the 2000 Plan and the 2006 Plan (“Targacept Options”). Each of your Targacept Options is evidenced by a stock option agreement between you and Targacept (an “Option Agreement”) and is subject in all respects to the terms of the Plan under which such Targacept Option was granted.

Under the terms of the applicable Option Agreement and Plan, each Targacept Option will expire (and no longer be exercisable) prior to the end of its 10-year option period if any one of several events related to your termination of employment occurs. We refer you to: (a) Section 5(c) of each Option Agreement for Targacept Options granted under the 2006 Plan; and (b) Section 4 of each Option Agreement for Targacept Options granted under the 2000 Plan and Section 6(c)(iii)(D) of the 2000 Plan. Your employment with Targacept is terminating with an effective date of March 31, 2013, which is your “termination date” for purposes of your Targacept Options.” Accordingly, prior to giving effect to this letter and assuming your termination date is March 31, 2013, the portion of each Targacept Option granted under (i) the 2000 Plan that is vested and unexercised as of your termination date must by its terms be exercised, if at all, prior to June 29, 2013 and (ii) the 2006 Plan that is vested and unexercised as of your termination date must by its terms be exercised, if at all, prior to June 30, 2013.

The Compensation Committee of Targacept’s Board of Directors, as Administrator of the Plans, has determined that the period during which you can exercise the portion of each Targacept Option that is vested and unexercised as of your termination date is extended until the earlier of (a) the expiration date of such Targacept Option as set forth in the corresponding Option Agreement or (b) September 30, 2014. Accordingly, each Targacept Option must be exercised, if at all, prior to the earlier of those two dates. Targacept assumes no obligation to advise you or remind of you of the pending expiration date for any Targacept Option.

In addition, by the terms of your Employment Agreement with Targacept dated September 1, 2003, as amended on December 3, 2007 and March 13, 2008, and a related Separation Agreement and Release dated on or about the date of this letter, effective as of your termination date, the vesting of Targacept Options that you held as of your termination date shall be accelerated to the extent not exercisable as of termination date, but, for each such Targacept Option, only to the extent such Targacept Option would have become exercisable by December 31, 2013 if you had remained employed by Targacept through that date. No further vesting for any Targacept Option will occur after your termination date, and the unvested portion (if any) of each Targacept Option as of your termination date will not be or become exercisable.

Except as expressly provided above, all terms of Targacept Options remain unchanged, unaffected by the Compensation Committee action or this letter.

Please keep in mind that each Targacept Option, to the extent designated as an incentive stock option, will cease to be an incentive stock option and automatically become a nonqualified stock option if it is exercised on or after June 29, 2013 (for Targacept Options granted under the 2000 Plan) or June 30, 2013 (for Targacept Options granted under the 2006 Plan). We strongly encourage you to consult with your personal legal or tax advisor regarding the tax consequences of Targacept Options (including the impact of the actions described in this letter), the exercise of any Targacept Option and the timing of any such exercise.

Please sign this letter where indicated below and return it to Targacept as soon as possible. By signing: (1) you acknowledge receipt of this letter and agree to be bound by the terms of the respective Plans, the respective Option Agreements and this letter; (2) you, for yourself and your heirs, successors, assigns and anyone else claiming under or through you, forever discharge and release Targacept, its predecessor, affiliated or subsidiary entities, if any, and its and their respective directors, officers, stockholders, affiliates, employees, agents, representatives, and assigns, and each of them, from any and all claims, liabilities, actions or causes of action of any kind or character whatsoever, whether at law or in equity, whether known or unknown, whether contingent or absolute, and any other losses or expenses of any kind (whether arising in tort, contract or by statute), arising out of or with respect to Targacept Options, any of the Option Agreements or either of the Plans (collectively, “Released Claims”); and (3) acknowledge that the foregoing release applies both to known and unknown Released Claims that may exist as of date you sign this letter.

Sincerely,

/s/ Stephen A. Hill

Stephen A. Hill
President and Chief Executive Officer

Agreed to and accepted by:

/s/ Jeffrey P. Brennan
Print Name: Jeffrey P. Brennan

Date: March 29, 2013

cc:	Karen A. Hicks
Mauri K. Hodges